                                                                                                                                                  Exhibit 21

Subsidiaries of the Registrant

Name	Jurisdiction of Organization

Davey Tree Surgery Company	Ohio
Davey Tree Expert Co. of Canada, Limited	Canada
Standing Rock Insurance Company	Vermont